EXHIBIT 5
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202-4497
Phone: (414) 277-5000
Fax: (414) 271-3552
www.quarles.com
May 26, 2006
Brady Corporation
6555 West Good Hope Road
P.O. Box 571
Milwaukee, Wisconsin 53201-0571

Re:	Brady Corporation 2005 Nonqualified Stock Option Plan for Non-Employee Directors
Ladies and Gentlemen:
     We are providing this opinion in connection with the Registration Statement of Brady Corporation (the “Company”) on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to 300,000 shares of Class A Nonvoting Common Stock, par value $.01 per share, of the Company (the “Shares”) pursuant to the Company’s 2005 Nonqualified Stock Option Plan for Non-Employee Directors (the “Plan”).
     We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan and the authorization for the issuance of the Shares in accordance with the Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.
     On the basis of the foregoing, we advise you that, in our opinion:
1.	The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.

2.	The Shares to be sold from time to time pursuant to the Plan which are original issuance or treasury shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.
     The Company’s Secretary, Conrad G. Goodkind, is a Partner of Quarles & Brady LLP. As of April 30, 2006, Mr. Goodkind beneficially owned approximately 42,797 shares of Class A Nonvoting Common Stock.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.
Very truly yours,
/s/ Quarles & Brady LLP
QUARLES & BRADY LLP